UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
September 6, 2019
___________________________________
PLURALSIGHT, INC.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-38498 (Commission File Number)	82-3605465 (I.R.S. Employer Identification Number)

182 North Union Avenue Farmington, Utah 84025
(Address of principal executive offices and zip code)
(801) 784-9007
(Registrant's telephone number, including area code)
___________________________________

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	PS	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 6 and 9, 2019, Pluralsight, Inc. (the "Company") repurchased a total of approximately $40.0 million in aggregate principal amount of its 0.375% Convertible Senior Notes due 2024 (the "Notes") for approximately $35.0 million in cash. Following the repurchase, the remaining aggregate principal amount of the Notes is $593.5 million.

In connection with the repurchase of the Notes, the Company terminated a portion of its existing capped call transactions ("Capped Calls") that cover approximately 1.0 million shares of Class A common stock, par value $0.0001 per share, of the Company (the "Common Stock").  The Capped Calls were expected to offset the potential dilution to the Common Stock upon any conversion of the Notes and the number of shares underlying the portion of Capped Calls that were terminated correspond to the number of shares underlying the principal amount of Notes that were repurchased. The Company expects to receive proceeds of approximately $1.1 million in connection with the portion of the Capped Calls that were terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pluralsight, Inc.

September 10, 2019	/s/	James Budge
James Budge
Chief Financial Officer